Exhibit 5.1

Jerome N. Krulewitch
Executive Vice President
General Counsel and Secretary
McDonald's Corporation
110 North Carpenter Street
Chicago, IL 60607

May 30, 2018

McDonald’s Corporation
110 North Carpenter Street
Chicago, Illinois 60607

Re:	McDonald’s Corporation
Registration Statement on Form S-8 -
Issuance of $200,000,000 of Deferred Compensation Obligations

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed by McDonald’s Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 30, 2018.  The Registration Statement covers the registration of $200,000,000 of the Company’s Deferred Compensation Obligations to be offered pursuant to the McDonald’s Deferred Compensation Plan (the “Plan”).

I am the Corporate Executive Vice President, General Counsel and Secretary of the Company and an attorney licensed to practice law in the State of Illinois, and my opinion is expressly limited to the laws of the State of Illinois, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

I, or individuals under my supervision and direction, have examined the Registration Statement; the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws, as currently in effect; and the corporate proceedings of the Board of Directors of the Company.  I, or such individuals, have also examined such other records, documents and questions of law as I have considered relevant and necessary, including the Plan, as a basis for the opinion set forth below.

In rendering the opinion set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to this opinion, I have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, it is my opinion that the Deferred Compensation Obligations have been duly authorized by all necessary corporate action of the Company and, following the deferral of the compensation giving rise to the Deferred Compensation Obligations, will be valid and binding obligations of the Company, enforceable in accordance with the terms thereof.

My opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in such Registration Statement under the caption “Interests of Named Experts and Counsel.”  By giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Jerome N. Krulewitch
Jerome N. Krulewitch Corporate Executive Vice President, General Counsel and Secretary